Filed Pursuant to Rule 433
Registration Nos. 333-263473 and
333-263473-07

*Pricing Details* $625.280MM ($594.014MM offered) CRVNA 2025-P1 (Prime Auto Loan)

Joint Bookrunners: Deutsche Bank (str); Santander; Wells Fargo

CL	SIZE($MM)	OFFRD($MM)	WAL*	S/M	P.WIN	E.FINAL	L.FINAL		BENCH	SPRD	YLD (%)	CPN (%)	PX

A1	66.830	63.488	0.23	A-1+/P-1	1-5	08/25	04	/26	I-Curve	+20	4.493	4.493	100.00000
A2	172.510	163.884	1.01	AAA/Aaa	5-19	10/26	06	/28	I-Curve	+52	4.544	4.50	99.99858
A3	211.500	200.925	2.44	AAA/Aaa	19-41	08/28	05	/30	I-Curve	+65	4.600	4.55	99.98515
A4	112.750	107.112	4.02	AAA/Aaa	41-58	01/30	04	/31	I-Curve	+80	4.797	4.74	99.96457
B	10.550	10.022	4.90	AA+/Aa2	58-60	03/30	05	/31	I-Curve	+100	5.034	4.98	99.99146
C	20.200	19.190	5.25	A+/A2	60-66	09/30	08	/31	I-Curve	+135	5.405	5.34	99.97677
D	8.440	8.018	5.48	BBB+/Baa1	66-66	09/30	03	/33	I-Curve	+180	5.870	5.79	99.95581
N^	22.500	21.375	0.29	BB+/Ba1	1-7	10/25	03	/33	I-Curve	+145	5.738	5.66	99.99716
R^	52.942	50.295

* 1.30% ABS to 2% call

^ Based on Case 2 assumptions outlined in the Class N OM and the Certificate PPM respectively

-Deal Summary-

Deal Size : $594.014MM Offered (Class A1-N) *No Grow*

Exp. Pricing : *Priced*

Exp. Settle : 3/17/2025

First Pay Date : 04/10/2025

Offering Format : Class A1-D: SEC Registered; Class N: 144A/REG S

ERISA : A-D: Yes, N: No

Exp. Ratings : S&P / Moody's

Min Denoms : A-D: $1k x $1k; N: $1mm x $1k

BBG Ticker : CRVNA 2025-P1

B&D : Deutsche Bank

-Available Information-

* Preliminary Prospectus, Ratings FWP, Preliminary Class N OM, Preliminary Certificate PPM and CDI Attached

* Intex Deal Name : dbcvar25p1

* Intex Password : VXYU

* DealRoadshow Link: https://dealroadshow.com/e/CRVNA25P1

* Passcode : CRVNA25P1

* Investor presentation and performance data file are available on DealRoadshow

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion. ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.